Exhibit 10.20
CONFIDENTIAL
This is an amendment to the ONE Application Development and Support Agreement, dated January 1, 2000, as amended (“the Agreement”) between Deluxe Financial Services, Inc. and Chex Systems, Inc., a wholly owned subsidiary of eFunds Corporation (hereinafter “eFunds”), and shall be effective upon execution.
ONE Application Development and Support Agreement
In Section 2.0 the following shall be added to eFunds Data: “Notwithstanding the foregoing, the parties acknowledge that certain data may be provided to both eFunds and Deluxe by a Customer for the purpose of each party independently using the data. Such data shall not exclusively be eFunds Data.”
Section 4.1.1 shall be amended to remove the references to Product Managers and Service Manager of Deluxe as member of the Operations Committee, and shall be replaced with the Sales Support Lead, Sales Support Manager and Sales Director. Each reference to the Operations Committee in the Agreement, as amended, shall be deemed changed to reflect these members.
Section 4.3 shall be amended to reflect that the Operations Committee shall meet only as required.
Section 12.1 shall be amended to reflect that the term of this Agreement is extended through December 31, 2010.
Exhibit A
Section 1.1 related to the portion of the EDS definition consisting of scheduling and providing Dial ONE installation and training shall be deleted.
Section 1.2 shall be amended to reflect the deletion of the second and third sentences of Section 1.2.
Section 2.1.1 (4) shall be deleted in its entirety and replaced with: “The Deluxe FI Support Center representative will transfer the FI employee to the eFunds Member Solutions Representative at 1-800-207-2742 (Level 2 support).” Every reference in the Agreement, as amended, to Marketing Support Rep shall be changed to Member Solutions Representative.
Sections 5.1 and 5.2 are deleted.

October 13, 2005

Exhibit B
Section 5 is deleted
Appendix A to Exhibit B
The list of products supported in ONE of Windows (Versions 3.7, 3.8, 3.9) are:
•	New AccountChex

•	DL Validation

•	DL Verification

•	SSN Validation

•	ChexPlus

•	FraudChex

•	FraudFinder

•	ProspectChex

•	OFAC

•	Electronic Reporting

•	QualiFile
The “Notes” following the Product list are deleted.
Appendix C to Exhibit B
Every reference to “ONE 2000” is replaced by “Deluxe ONE Plus.”
Under “ONE for Windows operating systems” the documents “Connectivity Guide” and “Installation Guide” and the descriptions of their related audiences are deleted.
Letter dated November 19, 2001
The last three sentences above the chart and the chart are deleted and replaced with the following:
“The price per transaction shall be $.17 beginning January 1, 2006. Beginning August 1, 2005 the per transaction price shall be $.18 for total monthly volume of 2.5 million transactions or more and $.20 for total monthly volume of less than 2.5 million transactions.
For a period of one (1) year following execution of this amendment, eFunds shall not impose an additional fee on clients accessing eFunds services through Deluxe under this Agreement solely on the basis that access to the services is through Deluxe. Subject to the one (1) year time limit, this shall not preclude eFunds from charging such clients additional fees in the event additional fees are imposed on eFunds by third parties related to the services it provides hereunder. In such event, eFunds shall charge no more

October 13, 2005

than an amount that passes through only a proportional share of such additional fees distributed among its clients who receive such third party services. If monthly transaction volume declines to 250,000 or fewer transactions, either party may terminate the Agreement on 12 month’s prior written notice.”
The Development Support section of the letter shall be changed to delete the present text and substitute “If requested, Development Support will be billed at agreed upon rates.”
The Electronic Delivery section of the letter shall be changed to delete all but the last bullet and insert “Standard Electronic Delivery Support will be provided at no charge.”

Deluxe Financial Services, Inc.	Chex Systems, Inc.

By:/s/ Richard C. Frieder	By: /s/ Robert L. Evans, Jr.
Date: 12/20/2005	Date: 12.28.2005
Richard C. Frieder	Name: Robert L. Evans, Jr.
Vice President	Title: Vice President

Approved as to Form
Law Dept JB 22 Dec 05